Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information discussed in Note 21, which is as of February 5, 2010, and insofar as it relates to the segment information as discussed in Note 19, which is as of April 7, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ralcorp Holdings, Inc.’s Current Report on Form 8-K dated April 7, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Pricewaterhouse Coopers LLP
St. Louis, Missouri
July 21, 2010